Exhibit 4.7
[FORM OF] COMPANY PREFERRED SECURITIES
SUBORDINATED GUARANTEE AGREEMENT
DEUTSCHE BANK AKTIENGESELLSCHAFT
AS THE GUARANTOR
DATED AS OF                      __, 200_

  i

TABLE OF CONTENTS
(continued)

		Page
Section 4.07.	Taxes	16
Section 4.08.	Rights Not Separately Transferable	17
Section 4.09.	No Assurance of Capital Payment Authorization	17
	ARTICLE V
	LIMITATIONS OF TRANSACTIONS; RANKING
Section 5.01.	Limitation of Transactions	18
Section 5.02.	Ranking	18
	ARTICLE VI
	TERMINATION
Section 6.01.	Termination	19
	ARTICLE VII
	INDEMNIFICATION
Section 7.01.	Exculpation	19
Section 7.02.	Fees and expenses; Indemnification	19
	ARTICLE VIII
	MISCELLANEOUS
Section 8.01.	Successors and Assigns	20
Section 8.02.	Amendments	20
Section 8.03.	Judgment Currency Indemnity	21
Section 8.04.	Assignment of the Guarantor	22
Section 8.05.	Notices	22
Section 8.06.	Governing Law	23
Section 8.07.	Submission to Jurisdiction	23
EXHIBIT A	Form of Guarantor’s Certificate
ii

CROSS-REFERENCE TABLE1

Section of Trust Indenture Act	Section of Guarantee
of 1939, as amended
310(a)	3.01	(a)
310(b)	2.09, 3.01	(c)
310(c)	Inapplicable
311(a)	2.02	(b)
311(b)	2.02	(b)
311(c)	Inapplicable
312(a)	2.02	(a)
312(b)	2.02	(b)
313	2.03
314(a)	2.04
314(b)	Inapplicable
314(c)	2.05
314(d)	Inapplicable
314(e)	2.05
314(f)	Inapplicable
315(a)	2.10(d), 2.10	(e)
315(b)	2.07
15(c)	2.10	(d)
315(d)	2.10	(e)
316(a)	2.08(a), 2.06

[1]	This Cross-Reference Table does not constitute part of the Guarantee and shall not affect the interpretation of any of its terms or provisions.
iii

     This [Form of] COMPANY PREFERRED SECURITIES SUBORDINATED GUARANTEE AGREEMENT (this “Company Preferred Guarantee”), dated as of ___, 200___is executed and delivered by DEUTSCHE BANK AKTIENGESELLSCHAFT, a company organized under the laws of the Federal Republic of Germany, with its principal executive office in Frankfurt am Main, Germany (together with its successors, the “Guarantor”), and THE BANK OF NEW YORK, in its capacity as Company Preferred Guarantee Trustee (as defined herein), for the benefit of the Holders (as defined herein) from time to time of the Company Preferred Securities (as defined herein) of Deutsche Bank Capital Funding LLC VIII, a Delaware limited liability company together with its successors, the “Company”).
WITNESSETH
     WHEREAS, pursuant to the LLC Agreement (as defined herein) the Company is issuing on the date hereof its Company Preferred Securities, (with a liquidation preference amount of U.S.$- each) having an aggregate liquidation preference amount of $- (U.S.$- if the underwriters exercise their overallotment option with respect to the Trust Preferred Securities (as defined below) in full), representing preferred ownership interests in the Company (the “Company Preferred Securities”); and
     WHEREAS, in order to induce the Holders from time to time to purchase the Company Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders from time to time of the Company Preferred Securities the Company Preferred Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the purchase by the Holders from time to time of Company Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Company Preferred Guarantee for the benefit of the Holders from time to time of the Company Preferred Securities.
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     Section 1.01. Definitions and Interpretation. In this Company Preferred Guarantee, unless the context otherwise requires:
     (a) capitalized terms used but not defined herein have the meanings assigned to them in the LLC Agreement;
     (b) a term defined anywhere in this Company Preferred Guarantee has the same meaning throughout;
     (c) all references to “the Company Preferred Guarantee” or “this Company Preferred Guarantee” are to this Company Preferred Guarantee as modified, supplemented or amended from time to time;

          (d) all references in this Company Preferred Guarantee to Articles and Sections are to Articles and Sections of this Company Preferred Guarantee, unless otherwise specified; and
          (e) a reference to the singular includes the plural and vice versa.
     “1940 Act” means the U.S. Investment Company Act of 1940, as amended.
     “Additional Amounts” means an amount paid as additional Capital Payments to the extent set forth in the LLC Agreement.
     “Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person. The terms “controlling”, “controlled by” and “under common control” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.
     “Authorized Officer” of a Person means any Person that is authorized to bind such Person.
     “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York.
     “Capital Payments” means periodic distributions on the Company Preferred Securities declared (or deemed declared) in accordance with the LLC Agreement.
     “Company Payment Date” has the meaning specified in the LLC Agreement.
     “Company Payment Period” means the period from and including the immediately preceding Company Payment Date (or the date of original issuance of the Company Preferred Securities with respect to the Capital Payments payable on the first Company Payment Date) to but excluding the relevant Company Payment Date.
     “Company Preferred Guarantee” has the meaning set forth in the preamble to this Company Preferred Guarantee.
     “Company Preferred Guarantee Additional Amounts” has the meaning set forth in Section 4.07.
     “Company Preferred Guarantee Payments” has the meaning assigned to it in Section 4.01.
     “Company Preferred Guarantee Trustee” means The Bank of New York, a New York banking corporation, and its successors, in its capacity as trustee under this Company Preferred Guarantee, until a Successor Company Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Company Preferred Guarantee by executing a counterpart hereof and becoming a party hereto, and thereafter means each such Successor Company Preferred Guarantee Trustee.
     “Company Preferred Securities” has the meaning assigned to it in the first recital to this Company Preferred Guarantee.
     “Company Redemption Date” has the meaning assigned to it in the LLC Agreement.
     “Company” has the meaning assigned to it in the preamble to this Company Preferred Guarantee.
     “Company Common Security” means the common security of the Company representing the limited liability company interest in the Company.
     “Corporate Trust Office” means the office of the Company Preferred Guarantee Trustee at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at 101 Barclay Street, Floor 21 West, New York, New York 10286.
     “Event of Default” means (i) a default by the Guarantor on any of its obligations under Article 4 or (ii) a default by the Guarantor in the performance of any other obligation under this Company Preferred Guarantee, and, in the case of (ii), continuance of such default for 60 days after the Company Preferred Guarantee Trustee has given notice thereof to the Guarantor.
     “Distributable Profits” has the meaning assigned to it in the LLC Agreement.
     “Guarantor” has the meaning assigned to it in the preamble to this Company Preferred Guarantee.
     “Guarantor Certificate” has the meaning assigned to it in Section 4.02.
     “Holder” means any holder, as registered on the books and records of the Company or the Trust, of Company Preferred Securities or Trust Preferred Securities, as the case may be; provided, however, that, in determining whether the Holders of the requisite percentage of the liquidation preference amount of Company Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor (other than the Property Trustee) other than with respect to Company Preferred Securities purchased or acquired by the Guarantor or its Affiliates in connection with transactions effected by or for the account of customers of the Guarantor or any of its Affiliates in connection with the distribution or trading of or market-making in connection with such securities and except that persons (other than Affiliates of the Guarantor) to whom the Guarantor or any of its subsidiaries have pledged Company Preferred Securities may vote or consent with respect to such pledged securities pursuant to the terms of such pledge.
     “Indemnified Person” means the Company Preferred Guarantee Trustee, any Affiliate of the Company Preferred Guarantee Trustee, or any officer, director, shareholder, member, partner, employee, representative, nominee, custodian or agent of the Company Preferred Guarantee Trustee.

     “Initial Holder” means the Property Trustee as the initial Holder of the Company Preferred Securities.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of ______ ___, 200___ as amended, modified or supplemented from time to time.
     “Majority” means, except as provided by the Trust Indenture Act, a vote by the Holder(s) of more than 50% of the aggregate liquidation preference amount of the Company Preferred Securities.
     “Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person.
     “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
     “Preferred Tier I Guarantee” means any guarantee issued or support undertaking entered into by the Guarantor from time to time of any preference shares issued by any subsidiary of the Guarantor (including the Trust and the Company) from time to time, if such guarantee or support undertaking ranks pari passu with the Guarantor’s obligations under this Company Preferred Guarantee.
     “Preferred Tier I Securities” means, collectively, the most senior ranking preference shares or any other instrument issued and outstanding from time to time by (i) the Guarantor or (ii) any subsidiary of the Guarantor subject to any Preferred Tier I Guarantee.
     “Property Trustee” has the meaning assigned to it in the Trust Agreement.
     “Redemption Price” has the meaning assigned to it in the LLC Agreement.
     “Registrar” means any bank or trust company appointed to register Company Preferred Securities and transfers thereof as provided in the LLC Agreement, and shall initially be The Bank of New York.
     “Relevant Jurisdiction” has the meaning set forth in the LLC Agreement.
     “Responsible Officer” means, with respect to the Company Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Company Preferred Guarantee Trustee with direct responsibility for the administration of the Company Preferred Guarantee, including any vice president, any assistant vice president, any trust officer, any secretary, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Company Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

     “Shares” means the ordinary shares of common stock of the Guarantor and any other shares of the Guarantor’s capital stock ranking junior to the Preferred Tier I Securities, if any, in each case issued by the Guarantor from time to time.
     “Stated Rate” has the meaning assigned to it in the LLC Agreement.
     “Successor Company Preferred Guarantee Trustee” means a successor Company Preferred Guarantee Trustee possessing the qualifications to act as Company Preferred Guarantee Trustee under Section 3.01.
     “Trust” means Deutsche Bank Capital Funding Trust VIII, a Delaware statutory trust.
     “Trust Agreement” means the trust agreement of Deutsche Bank Capital Funding Trust VIII, dated as of ______ ___, 200___ among the Trustees (as defined therein), the Company as Sponsor, Deutsche Bank Aktiengesellschaft as holder of the Trust Common Security and the holders from time to of the Trust Preferred Securities, as from time to time amended, modified or supplemented.
     “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.
     “Trust Preferred Securities” means the -% noncumulative trust preferred securities issued by the Trust.
     “Withholding Tax” means any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by or on behalf of any Relevant Jurisdiction or by or on behalf of any political subdivision or authority therein or thereof having the power to tax.
ARTICLE II
TRUST INDENTURE ACT
     Section 2.01. Trust Indenture Act; Application.
     (a) This Company Preferred Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Company Preferred Guarantee and shall, to the extent applicable, be governed by such provisions. A term defined in the Trust Indenture Act has the same meaning when used in this Company Preferred Guarantee, unless otherwise defined in this Company Preferred Guarantee or unless the context otherwise requires.
     (b) If and to the extent that any provision of this Company Preferred Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.
     Section 2.02. Lists of Holders of Company Preferred Securities.

          (a) The Company Preferred Guarantee Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Company Preferred Securities. If the Company Preferred Guarantee Trustee is not the Registrar, the Guarantor shall furnish to the Company Preferred Guarantee Trustee at stated intervals of not more than six months, and at such other times as the Company Preferred Guarantee Trustee may request in writing, a list, in such form and as of such date as the Company Preferred Guarantee Trustee may reasonably require, containing all the information in the possession or control of the Registrar, the Guarantor or any of its paying agents other than the Company Preferred Guarantee Trustee as to the names and addresses of Holders of Company Preferred Securities.
          (b) The Company Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.
          Section 2.03. Reports by the Company Preferred Guarantee Trustee. Within 60 days after May 1 of each year, the Company Preferred Guarantee Trustee shall provide to the Holders of the Company Preferred Securities and for so long as the Initial Holder is the Holder of the Company Preferred Securities, also to the Holders of the Trust Preferred Securities, such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Company Preferred Guarantee Trustee shall also comply with the other requirements of Section 313 of the Trust Indenture Act.
          Section 2.04. Periodic Reports to Company Preferred Guarantee Trustee. The Guarantor shall provide to the Company Preferred Guarantee Trustee and transmit to the Holders of the Company Preferred Securities such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and shall provide, within 60 days after the end of each of its fiscal years, the compliance certificate required by Section 314 of the Trust Indenture Act in the form and in the manner required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Company Preferred Guarantee Trustee is for informational purposes only and the Company Preferred Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Company Preferred Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).
          Section 2.05. Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Company Preferred Guarantee Trustee such evidence of compliance with the conditions precedent, if any, provided for in this Company Preferred Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate and shall include:
          (a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

          (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;
          (c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
          (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.
          Section 2.06. Events of Default; Waiver. The Holders of a Majority in liquidation preference amount of the Company Preferred Securities may, by vote, on behalf of the Holders of all of the Company Preferred Securities, waive any past Event of Default and its consequences (except an Event of Default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of each Holder of Company Preferred Securities, which can only be waived by all Holders of Company Preferred Securities), provided that for so long as the Initial Holder is the Holder of the Company Preferred Securities, any such waiver also requires the consent of Holders of a majority in liquidation preference amount of the Trust Preferred Securities or the consent of all holders of Trust Preferred Securities, as applicable. Upon such waiver, any such Event of Default shall cease to exist, for every purpose of this Company Preferred Guarantee, but no such waiver shall extend to any subsequent Event of Default or impair any right consequent thereon.
          Section 2.07. Event of Default; Notice.
          (a) The Company Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Company Preferred Securities (and, for so long as the Initial Holder is the Holder of the Company Preferred Securities, also to the Holders of the Trust Preferred Securities), notices of all Events of Default actually known to a Responsible Officer of the Company Preferred Guarantee Trustee, unless such Events of Default have been cured before the giving of such notice; provided, that, the Company Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Company Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Company Preferred Securities or Trust Preferred Securities.
          (b) The Company Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer of the Company Preferred Guarantee Trustee shall have received written notice, or a Responsible Officer of the Company Preferred Guarantee Trustee charged with the administration of this Company Preferred Guarantee shall have obtained actual knowledge, of such Event of Default.

          Section 2.08. Rights of Holders.
          (a) The Holders of a Majority in liquidation preference amount of the Company Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Company Preferred Guarantee Trustee in respect of this Company Preferred Guarantee or exercising any trust or power conferred upon the Company Preferred Guarantee Trustee under this Company Preferred Guarantee; provided, that, (1) such direction shall not be in conflict with any rule of law or with this Company Preferred Guarantee, (2) the Company Preferred Guarantee Trustee may take any other action deemed proper by the Company Preferred Guarantee Trustee which is not inconsistent with such direction, and (3) subject to the provisions of Section 2.10, the Company Preferred Guarantee Trustee shall have the right to decline to follow any such direction if a Responsible Officer of the Company Preferred Guarantee Trustee shall determine in good faith that the proceeding so directed would involve the Company Preferred Guarantee Trustee in personal liability.
          (b) Notwithstanding any other provision of this Company Preferred Guarantee, the right of any Holder of Company Preferred Securities to receive Company Preferred Guarantee Payments if and when due, or to institute suit for the enforcement of any Company Preferred Guarantee Payment on and after the date such Company Preferred Guarantee Payment was due, shall be absolute and unconditional and shall not be impaired without the consent of such Holder.
          (c) Notwithstanding any other provision of this Company Preferred Guarantee, for so long as the Initial Holder is the Holder of any Company Preferred Securities, any Holder of Trust Preferred Securities shall have the right to exercise directly any right or power of a Holder of Company Preferred Securities with a corresponding liquidation preference amount under this Section 2.08.
          Section 2.09. Conflicting Interests. The Trust Preferred Securities Subordinated Guarantee Agreement shall be deemed to be specifically described in this Company Preferred Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
          Section 2.10. Powers, Duties and Rights of Company Preferred Guarantee Trustee.
          (a) This Company Preferred Guarantee shall be held by the Company Preferred Guarantee Trustee for the benefit of the Holders of the Company Preferred Securities and for so long as the Initial Holder is the Holder of the Company Preferred Securities, also the benefit of the Holders of the Trust Preferred Securities.
          (b) The Company Preferred Guarantee Trustee shall not transfer this Company Preferred Guarantee to any Person except to a Successor Company Preferred Guarantee Trustee on acceptance by such Successor Company Preferred Guarantee Trustee of its appointment to act as Successor Company Preferred Guarantee Trustee. The right, title and interest of the Company Preferred Guarantee Trustee shall automatically vest in any Successor Company Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Company Preferred Guarantee Trustee.
          (c) If an Event of Default actually known to a Responsible Officer of the Company Preferred Guarantee Trustee has occurred and is continuing, the Company Preferred Guarantee Trustee shall be entitled to enforce this Company Preferred Guarantee for the benefit of the Holders of the Company Preferred Securities and, for so long as the Initial Holder is the Holder of the Company Preferred Securities, also the benefit of the Holders of the Trust Preferred Securities.
          (d) The Company Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Company Preferred Guarantee, and no implied covenants shall be read into this Company Preferred Guarantee against the Company Preferred Guarantee Trustee. In case an Event of Default actually known to a Responsible Officer of the Company Preferred Guarantee Trustee has occurred and is continuing, the Company Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Company Preferred Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
          (e) No provision of this Company Preferred Guarantee shall be construed to relieve the Company Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
          (i) in the absence of bad faith on the part of the Company Preferred Guarantee Trustee, the Company Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Company Preferred Guarantee Trustee and conforming to the requirements of this Company Preferred Guarantee; provided that in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Company Preferred Guarantee Trustee, the Company Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Company Preferred Guarantee (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);
          (ii) the Company Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Company Preferred Guarantee Trustee, unless it shall be proved that the Company Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
          (iii) the Company Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in liquidation preference amount of the Company Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Company Preferred Guarantee Trustee, or the exercise of any trust or power conferred upon the Company Preferred Guarantee Trustee under this Company Preferred Guarantee; and
          (iv) no provision of this Company Preferred Guarantee shall require the Company Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Company Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability, or indemnity, satisfactory to the Company Preferred Guarantee Trustee, against such expense, risk or liability, is not assured to it under the terms of this Company Preferred Guarantee.
          Section 2.11. Certain Rights of Company Preferred Guarantee Trustee.
          (a) Subject to the provisions of Section 2.10:
          (i) the Company Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;
          (ii) any direction or act of the Guarantor contemplated by this Company Preferred Guarantee shall be sufficiently evidenced by an Officers’ Certificate;
          (iii) whenever, in the administration of this Company Preferred Guarantee, the Company Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Company Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;
          (iv) the Company Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof) except as required in the administration of this Company Preferred Guarantee;
          (v) the Company Preferred Guarantee Trustee may, at the expense of the Guarantor, consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or the Company Preferred Guarantee Trustee or any of their Affiliates and may include any of their employees. The Company Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Company Preferred Guarantee from any court of competent jurisdiction;
          (vi) the Company Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Company Preferred Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Company Preferred Guarantee Trustee such security and indemnity, satisfactory to the Company Preferred Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Company Preferred Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Company Preferred Guarantee Trustee; provided, that nothing contained in this Section 2.11(a)(vi) shall be taken to relieve the Company Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Company Preferred Guarantee;
          (vii) the Company Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Company Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit but shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;
          (viii) the Company Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Company Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
          (ix) any action taken by the Company Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Company Preferred Securities and for so long as the Initial Holder is the Holder of the Company Preferred Securities, also the Holders of the Trust Preferred Securities, and the signature of the Company Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Company Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Company Preferred Guarantee, both of which shall be conclusively evidenced by the Company Preferred Guarantee Trustee or its agent taking such action;
          (x) whenever in the administration of this Company Preferred Guarantee the Company Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Company Preferred Guarantee Trustee (i) may request written instructions from the Holders of a Majority in liquidation preference amount of the Company Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received and (iii) shall be protected in conclusively relying on or acting in accordance with such written instructions; and
          (xi) the Company Preferred Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Company Preferred Guarantee. No provision of this Company Preferred Guarantee shall be deemed to impose any duty or obligation on the Company Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Company Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Company Preferred Guarantee Trustee shall be construed to be a duty.
          Section 2.12. Not Responsible for Recitals or Issuance of Company Preferred Guarantee. The recitals contained in this Company Preferred Guarantee shall be taken as the statements of the Guarantor, and the Company Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Company Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Company Preferred Guarantee.
ARTICLE III
GUARANTEE TRUSTEE
          Section 3.01. Company Preferred Guarantee Trustee; Eligibility.
          (a) There shall at all times be a Company Preferred Guarantee Trustee which shall:
          (i) not be an Affiliate of the Guarantor; and
          (ii) be a corporation with a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000) organized and doing business under the laws of the United States of America or any state or territory thereof or of the District of Columbia, and be permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 3.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
          (b) If at any time the Company Preferred Guarantee Trustee shall cease to be eligible to so act under Section 3.01(a), the Company Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 3.02(c).

          (c) If the Company Preferred Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Company Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the penultimate paragraph thereof.
          Section 3.02. Appointment, Removal and Resignation of Company Preferred Guarantee Trustee.
          (a) Subject to Section 3.02(c), the Company Preferred Guarantee Trustee may be removed without cause at any time, except when an Event of Default has occurred and is continuing, by the Guarantor by an instrument in writing executed by the Guarantor and delivered to the Company Preferred Guarantee Trustee.
          (b) Subject to Section 3.02(c), the Company Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) at any time by an instrument in writing executed by the Company Preferred Guarantee Trustee and delivered to the Guarantor.
          (c) Subject to Section 3.02(d), any removal or resignation of the Company Preferred Guarantee Trustee shall only take effect once a Successor Company Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Company Preferred Guarantee Trustee and delivered to the Guarantor and the resigning or removed Company Preferred Guarantee Trustee and the Company Preferred Guarantee Trustee shall hold office until such an appointment of a Successor Company Preferred Guarantee Trustee.
          (d) If no Successor Company Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in Section 3.02(c) within 60 days after delivery of an instrument of removal or resignation, the Company Preferred Guarantee Trustee resigning or being removed may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Company Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Company Preferred Guarantee Trustee.
          (e) No Company Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Company Preferred Guarantee Trustee.
          (f) The Guarantor shall pay to the Company Preferred Guarantee Trustee on or prior to the date of termination of this Company Preferred Guarantee or the effectiveness of any removal or resignation of the Company Preferred Guarantee Trustee all amounts to which it is entitled to the date of such termination, removal or resignation.
ARTICLE IV
GUARANTEE
          Section 4.01. Guarantee.

          (a) The Guarantor irrevocably and unconditionally agrees with the Company Preferred Guarantee Trustee and the Holders from time to time of the Company Preferred Securities, subject to the limitations set forth in this Company Preferred Guarantee, to guarantee payment, on a subordinated basis as provided in Section 5.02, in full to such Holders (whether such rights under this Company Preferred Guarantee are asserted by the Company Preferred Guarantee Trustee or directly by any such Holder) (without duplication of amounts theretofore paid to the Holders by the Company), regardless of any defense, right of set-off or counterclaim that the Company may have or assert, of:
          (i) Capital Payments due and payable on the Company Preferred Securities on each Company Payment Date for the then current Company Payment Period, if declared by the Board of Directors of the Company or deemed declared pursuant to the LLC Agreement, in the amounts and in the manner set forth in the LLC Agreement, including, any Additional Amounts payable with respect thereto;
          (ii) on each Company Redemption Date, the Redemption Price for each Company Preferred Security called for redemption by the Company in accordance with the provisions of the LLC Agreement; and
          (iii) upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, liquidation preference amount of the Company Preferred Securities, plus accrued and unpaid Capital Payments on the Company Preferred Securities in respect of the then current Company Payment Period to but excluding the date of liquidation, including any Additional Amounts payable with respect thereto;
(collectively, the “Company Preferred Guarantee Payments”).
All Company Preferred Guarantee Payments shall include interest accrued on such Company Preferred Guarantee Payments, at a rate per annum equal to the Stated Rate of the Company Preferred Securities, since the date of the claim asserted under this Company Preferred Guarantee relating to such Company Preferred Guarantee Payments.
          (b) The Guarantor’s obligation to make any of the payments listed in (i) and (ii) of subsection (a) above may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Company to pay such amounts to the Holders.
          Section 4.02. Delivery of Guarantor Certificate. As of each (x) Company Payment Date with respect to which the Company has not paid the full amount of Capital Payments at the Stated Rate payable as contemplated by clause (i) of Section 4.01(a) or (y) Company Redemption Date with respect to which the Company has not paid the Redemption Price in full as contemplated by clause (ii) of Section 4.01(a), the Guarantor shall deliver an Officers’ Certificate to the Company Preferred Guarantee Trustee within five Business Days after such Company Payment Date or Company Redemption Date, as applicable, substantially in the form attached as Exhibit A (the “Guarantor Certificate”).
          Section 4.03. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Company Preferred Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
          Section 4.04. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Company Preferred Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Company Preferred Securities to be performed or observed by the Company;
          (b) the extension of time for the payment by the Company of all or any portion of the Capital Payments, Redemption Price, the liquidation preference amount or other liquidation distribution or any other sums payable under the terms of the Company Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Company Preferred Securities;
          (c) any failure, omission, delay or lack of diligence on the part of the Holders of the Company Preferred Securities (or so long as the Initial Holder is the Holder of the Company Preferred Securities, on the part of the Holders of the Trust Preferred Securities) to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Company Preferred Securities (or Trust Preferred Securities, as applicable) or any action on the part of the Company (or the Trust, if applicable) granting indulgence or extension of any kind;
          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;
          (e) any invalidity of, or defect or deficiency in, the Company Preferred Securities;
          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 4.04 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
     There shall be no obligation of the Holders of the Company Preferred Securities or the Trust Preferred Securities to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

          Section 4.05. Action Against Guarantor. The Guarantor waives any right or remedy to require that any action be brought first against the Company or any other person or entity before proceeding directly against the Guarantor.
          Section 4.06. Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Company Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Company Preferred Guarantee Payments pursuant to the terms of this Company Preferred Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 4.04. It is further understood that all rights of a Holder of a Company Preferred Security (and if and for so long as the Initial Holder is the Holder of the Company Preferred Securities, all rights of a Holder of a Trust Preferred Security) against the Guarantor under this Company Preferred Guarantee, and all corresponding obligations of the Guarantor to such Holder, are separate and independent of the rights and corresponding obligations between the Guarantor and the respective other Holders of the Company Preferred Securities or Trust Preferred Securities, as the case may be. This Company Preferred Guarantee is a guarantee of payment and not of collection.
          Section 4.07. Taxes. All payments in respect of the Company Preferred Guarantee Payments (including interest accrued thereon, if any) by the Guarantor shall be made without withholding or deduction for or on account of any Withholding Tax, unless the withholding or deduction of such Withholding Tax is required by law. In that event, the Guarantor shall pay, as additional Company Preferred Guarantee Payments, such additional amounts as may be necessary in order that the net amounts received by a Holder of Company Preferred Securities or Trust Preferred Securities after such withholding or deduction for or on account of Withholding Tax will equal the amount which would have been received in respect of the Company Preferred Guarantee Payments (including interest accrued thereon, if any) had no such deduction or withholding been required (“Company Preferred Guarantee Additional Amounts”), except that no such Company Preferred Guarantee Additional Amounts shall be payable to a Holder with respect to any Company Preferred Guarantee Payments,
     (i) if and to the extent that the Guarantor has insufficient Distributable Profits for the preceding fiscal year to make such payment (determined on the same basis as the authority of the Company to declare Capital Payments on the Company Preferred Securities);
     (ii) with respect to any Withholding Taxes that are payable by reason of a Holder or beneficial owner of Company Preferred Securities to which such Company Preferred Guarantee Payments relate (other than the Property Trustee and the Trust) having some connection with any Relevant Jurisdiction other than by reason only of the mere holding or beneficial ownership of Company Preferred Securities;
     (iii) with respect to any Withholding Taxes which are deducted or withheld pursuant to (i) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (ii) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (iii)

any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding; or
     (iv) where such deduction or withholding can be avoided or reduced if the Holder or beneficial owner of Company Preferred Securities to which such Company Preferred Guarantee Payments relate (other than the Property Trustee and the Trust) makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority, provided, however, that the exclusion set forth in this subclause shall not apply in respect of any certification, information documentation or other reporting requirement if such requirement would be materially more onerous to the Holder or beneficial owner of Company Preferred Securities (in form, in procedure or in the substance of information to be disclosed) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9).
     No later than two Business Days prior to the date on which a Company Preferred Guarantee Payment is due, the Guarantor shall furnish to the Company Preferred Guarantee Trustee an Officers’ Certificate instructing the Company Preferred Guarantee Trustee as to whether any Company Preferred Guarantee Payment shall be made to Holders with or without withholding or deduction for or on account of any Withholding Tax. If any such withholding or deduction shall be required, then such Officers’ Certificate shall specify by country the amount, if any, required to be withheld or deducted on such payments to such Holders and shall certify whether Company Preferred Guarantee Additional Amounts will be payable with respect to such withholding or deduction and the Company Preferred Guarantee Additional Amount so payable to each Holder. In such case, the Guarantor shall pay to the Company Preferred Guarantee Trustee, the Company Preferred Guarantee Additional Amounts required to be paid by this Section. The Guarantor covenants to indemnify the Company Preferred Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense reasonably incurred without negligence or bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any Officers’ Certificate furnished pursuant to this Section.
          Section 4.08. Rights Not Separately Transferable. This Company Preferred Guarantee is a guarantee for the benefit of each Holder from time to time of Company Preferred Securities. Upon transfer of any Company Preferred Securities to a third party, the prior Holder thereof shall no longer have any rights hereunder with respect to such transferred Company Preferred Securities. The rights under this Company Preferred Guarantee with respect to a Company Preferred Security are not separately transferable from such Company Preferred Security. The Initial Holder hereby accepts the rights under this Company Preferred Guarantee held by the Company Preferred Guarantee Trustee for the Initial Holder’s benefit as initial purchaser of the Company Preferred Securities (who in turn holds the Company Preferred Securities and related rights under this Company Preferred Guarantee for the benefit of the Holders of the Trust Preferred Securities) with the understanding that such rights shall be transferred by operation of law to any subsequent Holder acquiring a Company Preferred Security from the Initial Holder or from a subsequent Holder of Company Preferred Securities.
          Section 4.09. No Assurance of Capital Payment Authorization. Nothing in this Company Preferred Guarantee shall constitute a guarantee or undertaking of any kind that the

Company will at any time to have sufficient assets, or be authorized pursuant to the LLC Agreement, to declare a Capital Payment on the Company Preferred Securities.
ARTICLE V
LIMITATIONS OF TRANSACTIONS; RANKING
          Section 5.01. Limitation of Transactions.
          (a) The Guarantor, for so long as any Company Preferred Securities remain outstanding, shall not issue any preference shares ranking senior on liquidation to its obligations under this Company Preferred Guarantee or give any guarantee or similar undertaking with respect to, or enter into any other agreement relating to the support or payment of any amounts in respect of, any other preference shares (or instruments ranking pari passu with or junior to preference shares) issued by any other affiliated entity that would rank senior in right of payment to the Guarantor’s obligations under this Company Preferred Guarantee, unless this Company Preferred Guarantee is amended to give the Holders of the Company Preferred Securities such rights and entitlements as are contained in or attached to such other guarantee, similar undertaking or agreement so that the Guarantor’s obligations under this Company Preferred Guarantee rank at least pari passu with, and contain substantially equivalent rights of priority as to payment as, such guarantee, similar undertaking or agreement.
          (b) The Guarantor shall pay all amounts required to be paid pursuant to this Company Preferred Guarantee in respect of any Capital Payments on the Company Preferred Securities payable in respect of the most recent Company Payment Period prior to any dividend or other payment (except dividends in the form of Shares) upon the Shares.
          Section 5.02. Ranking. The Guarantee will constitute a general, unsecured and subordinated obligation of the Guarantor and will rank in the liquidation of the Guarantor:
          (i) subordinate and junior to all senior and subordinated debt obligations of the Guarantor (including those in respect of bonds, notes and debentures and guarantees in respect thereof and any profit participation rights (Genussrechte)) that do not expressly rank pari passu with the obligations of the Guarantor under this Company Preferred Guarantee;
          (ii) on parity with the most senior ranking preference shares of the Guarantor, if any, and with its obligations under any guarantee or support agreement or undertaking relating to any preference shares or other instrument of any subsidiary of the Guarantor qualifying as consolidated Tier I capital of the Guarantor that does not expressly rank junior to the obligations of the Guarantor under this Company Preferred Guarantee; and
          (iii) senior to the (i) Shares, (ii) each class of preference shares of the Guarantor ranking junior to Preferred Tier I Securities of the Guarantor, if any, and any other instrument of the Guarantor ranking pari passu with such preference shares or junior thereto and (iii) preference shares or any other instrument of any subsidiary of the Guarantor subject to any guarantee or support agreement of the Guarantor which guarantee or support agreement ranks junior to the obligations of the Guarantor under this Company Preferred Guarantee.
ARTICLE VI
TERMINATION
          Section 6.01. Termination. This Company Preferred Guarantee shall terminate upon, and be of no further force and effect from the earlier of (i) full payment of the Redemption Price of all Company Preferred Securities or repurchase and cancellation of all Company Preferred Securities, or (ii) upon full payment of the aggregate liquidation preference amount of the Company Preferred Securities, plus any accumulated and unpaid Capital Payments thereon, plus Additional Amounts thereon, if any, as payable upon liquidation of the Company pursuant to the LLC Agreement. Notwithstanding the foregoing, this Company Preferred Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Company Preferred Securities must return payment of any sums paid under the Company Preferred Securities or under this Company Preferred Guarantee pursuant to (i) or (ii) above.
ARTICLE VII
INDEMNIFICATION
          Section 7.01. Exculpation.
          (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Holder or beneficial owner of Company Preferred Securities and any Holder or beneficial owner of the Trust Preferred Securities) for any loss, liability, expense, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Company Preferred Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Company Preferred Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, liability, expense, damage or claim incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.
          (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Capital Payments to Holders of Company Preferred Securities might properly be paid.
          Section 7.02. Fees and expenses; Indemnification. The Guarantor agrees to pay to the Company Preferred Guarantee Trustee from time to time such compensation as shall be agreed to in writing between the Guarantor and the Company Preferred Guarantee Trustee for all services rendered by it hereunder and to reimburse the Company Preferred Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Company Preferred Guarantee Trustee in accordance with any provision of this Company Preferred Guarantee (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith. The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense (including taxes other than taxes based on the income of any such Indemnified Person) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
     Promptly after receipt by an Indemnified Person of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Guarantor, notify the Guarantor in writing of the commencement thereof; provided that, failure to give such prompt notice shall not impair the obligations of the Guarantor hereunder except to the extent that such failure to provide notice materially prejudices the Guarantor. The Guarantor shall be entitled to appoint counsel of the Guarantor’s choice at the Guarantor’s expense to represent the Indemnified Persons in any action for which indemnification is sought; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Persons. The Guarantor will not, without the prior written consent of the Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, suit or proceeding.
     The obligations of the Guarantor under this Section 7.02 shall survive the termination of this Company Preferred Guarantee or the earlier resignation or removal of the Company Preferred Guarantee Trustee.
ARTICLE VIII
MISCELLANEOUS
          Section 8.01. Successors and Assigns. All guarantees and agreements contained in this Company Preferred Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Company Preferred Securities and, if and for so long as the Initial Holder is the Holder of the Company Company Securities, the Holders of the Trust Preferred Securities, then outstanding.
          Section 8.02. Amendments.
     (a) The Guarantor and the Company Preferred Guarantee Trustee may, at any time and from time to time, without the consent of the Holders of the Company Preferred Securities, enter into one or more agreements supplemental hereto, in form satisfactory to the Company Preferred Guarantee Trustee (i) to make any changes required pursuant to Section 5.01(a), (ii) to cure any ambiguity or correct any mistake, (iii) to correct or supplement any provision in this Company

Preferred Guarantee that may be defective or inconsistent with any other provision of this Company Preferred Guarantee, (iv) to add to the covenants, restrictions or obligations of the Guarantor for the benefit of the Holders of the Company Preferred Securities or to surrender any right or power conferred upon the Guarantor under this Company Preferred Guarantee, (v) to evidence the succession of another entity to the Guarantor and the assumption by any such successor of the covenants of the Guarantor stated herein, (vi) to modify or supplement any provision in this Company Preferred Guarantee to give effect to any provision made invalid by any changes in the Investment Company Act, the Trust Indenture Act or the rules or regulations of either such Act or any other applicable law, (vii) to modify, eliminate and add to any provision of this Company Preferred Guarantee to such extent as may be necessary or desirable, or (viii) in connection with the creation of any series of Company Preferred Securities and the establishment of the particular terms thereof; provided that no such amendment made in reliance upon clause (vi) or (vii) above shall have a material adverse effect on the rights, preferences or privileges of the Holders of the Company Preferred Securities (and so long as the Initial Holder is the Holder of the Company Preferred Securities, the rights, preferences or privileges of the Holders of the Trust Preferred Securities).
     (b) This Company Preferred Guarantee may be modified with the prior approval of the Holders of not less than a Majority in liquidation preference amount of the Company Preferred Securities, provided that, (i) except as provided in clause (a) above, Sections 4.01, 4.02, 4.07 and the form of Exhibit A may not be amended without the prior approval of each Holder of the Company Preferred Securities and (ii) any amendment to reduce the aggregate liquidation preference amount of Company Preferred Securities whose Holders must consent to an amendment must be approved by each Holder of Company Preferred Securities.
     (c) Any amendment hereof in accordance with this Section 8.02 shall be binding on all Holders of Company Preferred Securities.
     (d) The Company Preferred Guarantee Trustee shall be entitled to receive, and shall be fully protected in relying upon, a written opinion of counsel stating that the execution of any amendment pursuant to this Section 8.02 is authorized or permitted by this Company Preferred Guarantee, stating that all requisite consents have been obtained or that no consents are required and stating that such amendment constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to customary exceptions. Subject to the preceding sentence, the Company Preferred Guarantee Trustee shall sign such amendment if the same does not adversely affect the rights of the Company Preferred Guarantee Trustee. The Company Preferred Guarantee Trustee may, but shall not be obligated to, execute any such amendment that affects the Company Preferred Guarantee Trustee’s own rights, duties or immunities under this Company Preferred Guarantee or otherwise.
          Section 8.03. Judgment Currency Indemnity.
          (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert an amount due from the Guarantor under any provision of this Company Preferred Guarantee to a currency other than U.S. dollars, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures The Bank of New York could purchase such other currency with U.S. dollars at its New York office on the second Business Day preceding the day on which final judgment is given.
          (b) The obligations of the Guarantor in respect of any amount due to the Company Preferred Guarantee Trustee or any Holders under this Company Preferred Guarantee shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by the Company Preferred Guarantee Trustee or such Holders, as the case may be, of any amount adjudged to be so due in such other currency the Company Preferred Guarantee Trustee or such Holders, as the case may be, may in accordance with normal banking procedures purchase U.S. dollars with such other currency.
          (c) If the amount of U.S. dollars so purchased is less than the amount originally due to the Company Preferred Guarantee Trustee or such Holders, as the case may be, in U.S. dollars, the Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Company Preferred Guarantee Trustee or such Holders, as the case may be, against such loss.
          (d) If the amount of dollars so purchased exceeds the amount originally due to the Company Preferred Guarantee Trustee or such Holders, as the case may be, in U.S. dollars, the Company Preferred Guarantee Trustee and such Holders agree to remit any remaining amount to the Guarantor.
          Section 8.04. Assignment of the Guarantor. The Guarantor may not assign its obligations under this Company Preferred Guarantee, except in the case of a merger or consolidation where the Guarantor is not the surviving entity, to the surviving entity, or in the case of a sale, lease or other transfer of substantially all of its assets, to the purchaser and which surviving entity or purchaser expressly assumes the obligations of the Guarantor hereunder or such assumption of obligations results from applicable law.
          Section 8.05. Notices. All notices provided for in this Company Preferred Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied with receipt confirmed or mailed by first class mail, postage prepaid, as follows:
          (a) If given to the Company Preferred Guarantee Trustee, at the Company Preferred Guarantee Trustee’s mailing address set forth below:
The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286
United States
Telecopy No.: (212) 815-5802
Attention: _________________

          (b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Company Preferred Securities):
Deutsche Bank Aktiengesellschaft
Taunusanlage 12
D-60325 Frankfurt am Main
Germany
Telecopy No.: (+49) 69 910-35092
Attention: _________________
With copies to:
Deutsche Bank Capital Funding LLC VIII
60 Wall Street
New York, New York 10005
United States
Telecopy No.: (212) 797-0291
Attention: _________________
          (c) If given to any Holder of Company Preferred Securities, at the address set forth on the books and records of the Company.
          (d) If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Trust.
All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
          Section 8.06. GOVERNING LAW. THIS COMPANY PREFERRED GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
          Section 8.07. Submission to Jurisdiction. Any claim or proceeding brought by the Company Preferred Guarantee Trustee on behalf of Holders or a Holder of Company Preferred Securities or Trust Preferred Securities to enforce the obligations of the Guarantor hereunder shall be brought exclusively in a court of competent jurisdiction in the State of New York. Any claim or proceeding relating to the application of Articles II and III, and the definitions of terms as used therein, including, without limitation, any claims, counter-claims and cross-claims asserted against the Company Preferred Guarantee Trustee in connection therewith, shall be brought in a court of competent jurisdiction in the State of New York.

     This COMPANY PREFERRED GUARANTEE is executed as of the day and year first above written.

DEUTSCHE BANK AKTIENGESELLSCHAFT, as Guarantor
By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, as Company Preferred Guarantee Trustee
By:
Name:
Title:

EXHIBIT A
[FORM OF GUARANTOR’S CERTIFICATE]